INDENTURE OF LEASE

THIS INDENTURE OF LEASE made as of the 1st day of June, 2006, by and between LAMAR STREET REALTY CORP. (hereinafter referred to as "Landlord") and the Tenant named in Section 1.1 below (hereinafter referred to as "Tenant"), of the other part.

W I T N E S S E T H :

ARTICLE I
Basic Data

Section 1.1. The following sets forth basic data hereinafter referred to in this Lease, and, where appropriate, such basic data shall constitute definitions of the terms hereinafter listed.

(a) Tenant. Xiom Corp., a New York corporation.

(b) Present Mailing address of Tenant: 68A Lamar Street, West Babylon, New York 11704

(c) Lease Term: Four (4) years.

(d) Commencement Date: June 1, 2006.

(e) Basic Rent Payment: (1) The basic rent to be paid pursuant to this Lease shall be payable on the 1st day of each month as follows:

(i) For the period June 1, 2006, through May 31, 2007, the sum of Four Thousand Six Hundred Sixty-Six and 66/100 ($4,666.66) Dollars per month. Landlord acknowledges receipt of the May, 2006 rent, which was paid on the execution of the Lease.

(ii) For the period June 1, 2007, through May 31, 2008, the sum of Four Thousand Eight Hundred Fifty-Three and 32/100 ($4,853.32) Dollars per month.

(iii) For the period June 1, 2008, through May 31, 2009, the sum of Five Thousand Three Hundred Thirty-Three and 33/100 ($5,333.33) Dollars per month.

(iv) For the period June 1, 2009, through May 31, 2010, the sum of Five Thousand Five Hundred Forty-Six and 66/100 ($5,546.66) Dollars per month.

(f) Use: For the ~~retail and wholesale sales, showroom~~ and general office use. LIGHT MFG AND ASSEMBLY

(g) Security Deposit: An amount equal to three (3) full months' basic rent, to be maintained in an interest bearing account.

ARTICLE II
Premises

Section 2.1. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord, upon and subject to the terms and provisions of this Lease, these premises known as ~~88~~ 78 Lamar Street, West Babylon, New York (hereinafter referred to as the "demised premises").

ARTICLE III
Term of Lease

Section 3.1. TO HAVE AND TO HOLD the demised premises unto Tenant for the term specified in Section 1.1(c) hereof unless sooner terminated as provided herein.

Section 3.2. The term hereof shall commence on June 1, 2006, (hereinafter referred to as the "Commencement Date") and the term hereof shall end on May 31, 2010.

ARTICLE IV
Basic Rent

Section 4.1. Tenant covenants and agrees to pay to Landlord, at the office of Pride Solvents & Chemical of N.Y., Inc., 6 Long Island Avenue, Holtsville, New York, 11742 or at such place as Landlord shall from time to time designate in writing, basic rent for said premises at the rate specified in Section 1.1(e) hereof, which basic rent shall be paid monthly, in advance, on the first day of each and every calendar month during the term hereof.

ARTICLE V
Condition of the Demised Premises

Section 5.1. Tenant hereby acknowledges that it is fully aware of the condition of the demised premises as of the date hereof and agrees to accept delivery of possession of the demised

premises in their condition, "as is", without warranty or representation of any kind, express or implied, on the part of Landlord.

ARTICLE VI
Additional Rent - Taxes

Section 6.1. As further and additional rent, Tenant shall pay all increases in the amount of real estate taxes for the demised premises together with the entire building known as 88 Lamar Street, West Babylon, New York over the taxes on the demised premises for the year 2005-2006, which may be laid, assessed or imposed upon the said property in any and every year during the term of this Lease, by any taxing authorities or authorities having jurisdiction thereof. Tenant shall pay such sum to the Landlord within fifteen (15) days after receipt of notice requesting payment thereof, accompanied by a copy of the tax bill. The tax bill shall be sufficient evidence of the amount of taxes and for calculation of the amount to be paid by the Tenant. Taxes shall include, but not by way of limitation, all school, county, town, village and other taxes levied against the property described above. In the event that said taxes are reduced or a refund should be obtained by the Landlord, after application for a reduction of taxes, the Tenant shall receive a reduction or refund of the net recovery received by Landlord (after deduction of legal fees and all other expenses in connection therewith). If the tax period or any assessment made shall cover periods outside the term of this Lease, then the tax or assessment for the applicable periods shall be prorated for the month the Lease shall be in effect. Tenant shall have the right to institute proceedings for a reduction in the tax assessment on the Demised Premises in the event Landlord does not do so after demand by Tenant.

ARTICLE VII
Utilities

Section 7.1. Tenant shall pay for all of its requirements for utilities, including, but not limited to, gas, steam, water, electricity, sewer charges, and the like, including

all utilities necessary for heating and air conditioning the demised premises. Landlord represents that electrical, heating and plumbing systems are in working order.

ARTICLE VIII
Use of Premises, Assignment and Subletting

Section 8.1. It is understood, and Tenant so agrees, that the demised premises during the term of this Lease shall be used and occupied by Tenant only for the purposes specified as the use thereof in Section 1.1(f) of this Lease, and for no other purpose or purposes.

Section 8.2. Notwithstanding any other provisions of this Lease, Tenant covenants and agrees that it will not assign this Lease or sublet the whole or any part of the demised premises without in each instance having first received the express written consent of Landlord.

(a) Landlord will not unreasonably withhold or delay its consent to an assignment of this Lease or a subletting of all or a portion of the demised premises, provided that:

(i) Prior to any assignment or subletting, Tenant shall submit to Landlord in writing (1) the name and address of the proposed assignee or subtenant (and its principal shareholders or partners if it is a corporation or partnership whose stock or partnership interests are not traded publicly); (2) a duly executed counterpart of the agreement or other documents containing the terms of the assignment or the subletting, (3) a financial statement of the proposed assignee or subtenant prepared by a certified public accountant as of a date not more than six (6) months prior to the date of its submission to Landlord, (4) a description of the business background of the proposed assignee or subtenant and is principals and other information reasonably requested by Landlord concerning their financial status and business experience and reputation, and (5) an agreement to indemnify and hold Landlord harmless against any claim or liability for Tenant's brokerage commissions or other fees payable with respect to such assignment or subletting;

(ii) The use of the demised premises shall be limited to that set forth in this Lease;

(iii) No assignment or sublease shall be effective unless a duplicate original of the assignment or sublease shall be delivered to Landlord within ten (10) days after the execution and delivery thereof; and

(iv) Any sublease shall be subject and subordinate to the terms of this Lease.

(b) Notwithstanding the provisions of subparagraph (a) above, within fifteen (15) days after Tenant's request for an assignment or subletting, Landlord may elect on notice to Tenant to terminate this Lease if there is a proposed assignment other than in a case where the assignment is an integral part of the sale of Tenant's business or to terminate this Lease in respect of the space to be included in the proposed subletting as of a date not less than thirty (30) days nor more than sixty (60) days from the date of Landlord's notice (except that Landlord shall not have the right to terminate this Lease in the event the proposed assignment or subject is an incident to and requisite for the sale of Tenant's business). If Landlord shall make an election pursuant to his subparagraph, that portion of this Lease relating to the proposed subletting shall terminate and come to an end on the effective date as if such date were the original termination date set forth in this Lease, and Tenant shall vacate and surrender possession of that portion of the demised premises included in the proposed subletting in the manner provided in this Lease. Tenant shall remain liable for the full performance of this Lease to the date when Tenant surrenders and delivers possession to the Landlord as aforesaid. If Landlord shall elect to terminate as provided herein, then from and after the date when Tenant surrenders and delivers possession of the relevant portion of the demised premises to Landlord, this Lease shall be deemed modified to exclude such space and to reduce pro rata the Base Annual Rent and additional rent and Tenant and Landlord shall promptly execute and deliver a written instrument confirming such modification. Further, Tenant shall, at its cost, erect such dividing walls and effect such other construction changes as may be necessary to separate the surrendered space from the remaining demised premises.

(c) In the event Landlord does not elect to terminate in the event of a proposed subletting and such subletting yields a greater rental per square foot than that paid by Tenant pursuant to this Lease, then Tenant shall pay to Landlord an amount equal to Fifty (50%) of such excess. Said sum shall be paid monthly. For purposes of this provision, rent, additional rent of all kind and any other sums paid to or for Tenant by the subtenant shall be included in determining the yield per square foot.

(d) In the event Landlord does not elect to terminate in the event of a proposed assignment and Tenant shall receive consideration from the proposed assignee in connection with such assignment, then Tenant shall pay to Landlord an amount equal to Fifty (50%) of such consideration. Said sum shall be paid within ten (10) days after receipt thereof by Tenant from such assignee.

ARTICLE IX
Maintenance of Building, Etc.

Section 9.1. Except as provided below in this Section, Landlord agrees to keep in good order, condition and repair the roof, foundations and structural portions of the demised premises. Landlord shall not be responsible, however, for the following (the maintenance or repair of which shall be the responsibility of Tenant): (i) the glass, doors, and building front of the demised premises, irrespective of which party installed the same; and (ii) damage caused to any portion of the demised premises by any act or negligence of Tenant, its employees, agents, licensees, or contractors. Except as may be provided in ARTICLES XIII and XIV hereof, Landlord shall not be responsible to make any other improvements or repairs upon the demised premises.

Section 9.2. Except as specifically herein otherwise provided, Tenant agrees that from and after the date hereof, and until the end of the term hereof, Tenant will keep neat and clean and maintain in good order, condition and repair, the demised premises and every part thereof, including, but not limited to: (i) the exterior and interior portions of all doors and windows surrounding the demised premises; (ii) all plumbing and sewage facilities within the demised premises; (iii) fixtures and non-

bearing walls; (iv) floors and ceilings; (v) signs (including exterior signs where permitted); and (vi) all wiring, electrical systems, interior building appliances, heating and/or air conditioning systems and equipment, and similar equipment. There is excepted from this paragraph, however, damage to such portions of the demised premises, the repair or reconstruction of which is provided for in ARTICLES XIII and XIV hereof. Tenant further agrees that the demised premises shall be kept in a clean, sanitary and safe condition in accordance with the laws of the State of New York and ordinances of the Town of Babylon, and in accordance with all directions, rules, and regulations of the Health Officer, Fire Marshal, Building Inspector, and other proper officers of all other governmental agencies having jurisdiction thereover. Tenant shall not permit or commit any waste. Tenant agrees that none of its agents, employees, licensees or contractors shall enter upon the roof of the demised premises (whether for the purpose of making repairs, for inspections, or otherwise) without the prior written consent of Landlord or its designee in each instance, except in emergency situations, Tenant acknowledging that the purpose of this clause is to give Landlord absolute control over access to the roof to enable Landlord to minimize or eliminate damage to the roof. Accordingly, Landlord or its designee may, without incurring liability to Tenant and without relieving Tenant of any of its obligations hereunder, deny access to the roof, to any person or contractor unless it is established, to the reasonable satisfaction of Landlord, that such access, and any work to be performed on the roof, will be accomplished in such manner as not to damage or in any other way adversely affect the roof.

Section 9.3. Tenant shall not make any alterations, improvements and/or additions to the demised premises without first obtaining, in each instance, the written consent of Landlord. Any such alteration consented to by Landlord shall be made in accordance with all applicable laws and in a good and first-class, workmanlike manner, using first-quality materials and in accordance with the provisions of this Lease. Any and all alterations, additions, improvements, and fixtures which may be made or installed by either Landlord or Tenant to or upon the demised premises and which in any manner are attached to the floors, walls or ceilings (including,

without limitation, floor covering which may be cemented or otherwise adhesively affixed to the floor) shall remain upon the demised premises, and at the termination of this Lease shall be surrendered with the premises as a part thereof without disturbance, molestation or injury. However, the usual trade fixtures and furniture which may be installed in the demised premises prior to or during the term hereof at the cost of Tenant may be removed by Tenant from the demised premises upon the termination of this Lease if, but only if, Tenant is not then in default hereunder. Further, Tenant covenants and agrees, at its own cost and expense, to repair any and all damage to the demised premises resulting from or cause by such removal. In no event shall Tenant be entitled to remove any heating, ventilating, or air conditioning equipment (except portable window air conditioning units). Without derogating from any of the other provisions contained herein, Tenant agrees that title to any property which Tenant is permitted to remove from the demised premises, but which is, in fact, not removed from the demised premises or before the expiration of this Lease vest exclusively in Landlord free and clear of any claims of Tenant or any person, corporation or other entity claiming by, through or under Tenant; and Landlord shall be fully protected in taking such action with respect to such property (including, without limitation, disposal thereof) as it would be entitled to take as the sole owner thereof. Notwithstanding the foregoing, Tenant shall have the right to install, at its expense, vents to and through the roof provided that same will not cause a cancellation of the roof warranty and secures acknowledgment from the warrantor of such fact.

ARTICLE X
Indemnity and Public Liability Insurance

Section 10.1. Tenant agrees to indemnify and save harmless Landlord from and against all claims of whatever nature arising from any act, omission or negligence of Tenant, or Tenant's contractors, licenses, agents, servants, or employees, or arising from any accident, injury, or damage whatsoever caused to any person, or to the property of any person occurring during the term hereof in or on the demised premises. This indemnity and hold

harmless agreement shall include indemnity against all costs, expenses and liabilities incurred in or in connection with any such claim or proceeding brought thereon, and the defense thereof.

Amounts recovered by Tenant from its insurance policies and received by Landlord which reduce the amount of Landlord's loss hereunder shall _ipso facto_ reduce the amount which Tenant owes Landlord on account of such indemnification under this Section 10.1. It is expressly agrees that in no event shall the foregoing sentence be construed to limit or otherwise affect the obligations of Tenant or its insurer(s) hereunder.

Section 10.2. Tenant agrees to maintain in full force during the term hereof a policy of public liability and property damage insurance under which Landlord (and such other persons as are in privity of estate with Landlord (and such other persons as are in privity of estate with Landlord as may be set out in notice from time to time) and Tenant are named as insureds, and under which the insurer agrees to indemnify and hold Landlord and those in privity of estate with Landlord harmless from and against all cost, expense and/or liability arising out of or based upon any and all claims, accidents, injuries, and damages mentioned in Section 10.1 of this ARTICLE X. Each such policy shall be non-cancellable with respect to Landlord and Landlord's said designee without ten (10) days' prior written notice to Landlord, and a duplicate original or certificate thereof shall be delivered to Landlord. The minimum limits of liability of such insurance shall be $1,000,000 combined single limit per occurrence. The foregoing insurance may be written in connection with so-called "blanket policy", provided only that the protection afforded shall be the same as though such insurance coverage were not written in blanket form.

Section 10.3. Tenant agrees to use and occupy the demised premises at its own risk; and that Landlord shall have no responsibility or liability of any loss of or damage to fixtures or other personal property of Tenant. The provisions of this Section shall apply during the whole of the term hereof.

ARTICLE XI
Landlord's Access to Premises

Section 11.1. Upon reasonable notice to Tenant, Landlord and his designees shall have the right to enter upon the demised premises at all reasonable hours for the purpose of inspecting or making repairs to the same. If repairs are required to be made by Tenant pursuant to he terms hereof or if Tenant is required to perform any other obligation under this Lease, Landlord may demand that Tenant make such repairs or perform such obligation within a reasonable time, and if Tenant, after such demand, refuses or neglects to commence such repairs or performance and complete the same with reasonable dispatch, then Landlord may (but shall not be required so to do) make or cause such repairs or performance to be done and shall not be responsible to Tenant for any loss or damage that may accrue, whether to its stock or business or otherwise, by reason thereof. If Landlord makes or causes such repairs or performance to be done, Tenant agrees that it will forthwith, on demand, pay to Landlord the cost thereof, and if it shall default in such payment, Landlord shall have the remedies provided in ARTICLE XV hereof.

Section 11.2. For a period commencing six (6) months prior to the termination of this Lease, Landlord may install on the demised premises a "for rent" sign of reasonable size and Landlord may have reasonable access to the premises herein demised for the purpose of exhibiting the same to prospective tenants.

ARTICLE XII
Insurance

Section 12.1. Landlord shall keep the demised premises together with the entire building known as 88 Lamar Street, West Babylon, New York, insured against loss or damage by fire, with the usual extended coverage endorsements for replacement value and such other insurance as the then holder of the first mortgage which includes the demised premises shall require, but specifically excluding any property or improvements installed by or belonging to Tenant. Tenant agrees to pay the cost of the insurance premiums for such coverage within ten (10) days after the presentment of a claim

therefor from Landlord, which claim shall be accompanied by a bill therefor.

Section 12.2. Tenant also agrees that it shall keep its fixtures, merchandise and equipment insured against loss or damage by fire with the usual extended coverage endorsements. It is understood and agreed that Tenant assumes all risk of damage to its own property arising from any cause whatsoever, including, without limitation, loss by theft or otherwise, except if caused by Landlord's acts or omissions.

Section 12.3. Insofar as and to the extent that the following provision may be effective without invalidating or making it impossible to secure insurance coverage obtainable from responsible insurance companies doing business in the State of New York (even though extra premium may result therefrom): Landlord and Tenant mutually agree that with respect to any loss which is covered by insurance then being carried by them, respectively, the one carrying such insurance and suffering said loss releases the other of and from any and all claims with respect to such loss; and they further mutually agree that they will use their best effort to secure or have waived the right of subrogation against the other on account thereof. If, at the written request of one party, this release and non-subrogation provision is waived, then the obligation of reimbursement shall cease for such period of time as such waiver shall be effective, but nothing contained in this Section shall be deemed to modify or otherwise affect releases elsewhere herein contained of either party for claims.

ARTICLE XIII
Damage Clause

Section 13.1. In case during the term hereof the demised premises shall be partially damaged (as distinguished from "substantially damaged", as that term is hereinafter defined) by fire or other casualty, Landlord shall forthwith proceed to repair such damage and restore the demised premises, or so much thereof as was originally constructed by Landlord, or by Landlord's predecessors in interest, to substantially their condition at the time of such damage, but Landlord shall not be responsible for any

delay which may result form any cause beyond Landlord's reasonable control.

Section 13.2. In case during the term hereof the demised premises shall be substantially damaged or destroyed by fire or other casualty, the risk of which is covered by Landlord's insurance, this Lease shall, except as hereinafter provided, remain in full force and effect, and the Landlord shall, within a reasonable time after such damage and the determination of the net amount of insurance proceeds available to Landlord, expend so much as may be necessary of such net amount to restore (consistent, however, with zoning laws and building codes then in existence) so much of the demised premises as was originally constructed by Landlord or by Landlord's predecessors in interest, to substantially the condition of such portion of the demised premises at the time of such damage, except as hereinafter provided, but Landlord shall not be responsible for delay which may result from any cause beyond the reasonable control of Landlord. Should the net amount of insurance proceeds available to Landlord be, in the reasonable estimate of Landlord, insufficient to cover the cost of restoring the demised premises, Landlord may, but shall have no obligation to, supply the amount of such insufficiency and restore the demised premises with all reasonable diligence or Landlord may terminate this Lease by giving notice to Tenant not later than a reasonable time after Landlord has determine the estimated net amount of insurance proceeds available to Landlord and the estimated cost of such restoration. In case of substantial damage or destruction, as a result of a risk which is not covered by Landlord's insurance, Landlord shall likewise be obligated to rebuild the demised premises, all as aforesaid, unless Landlord, within a reasonable time after the occurrence of such event, gives written notice to Tenant of Landlord's election to terminate this Lease.

Section 13.3. However, if the demised premises shall be substantially damaged or destroyed by fire, windstorm, or otherwise within the last two (2) years of the terms of this Lease, Landlord shall have the right to terminate this Lease, provided that notice thereof is given to the other party not later than sixty (60) days after such damage or destruction. If said right of termination is

exercised, this Lease and the term hereof shall cease and come to an end as of the date of said damage or destruction.

Section 13.4. In the event that the provisions of Section 13.1 or Section 13.2 of this ARTICLE XIII shall become applicable, the basic rent shall be abated or reduced proportionately during any period in which, by reason of such damage or destruction, there is substantial interference with the operation of the business of Tenant in the demised premises, having regard to the extent to which Tenant may be required to discontinue its business in the demised premises, and such abatement or reduction shall continue for the period commencing with such destruction or damage and ending with the completion by Landlord of such work of repair and/or reconstruction as Landlord is obligated to do. In the event of termination of this Lease pursuant to this ARTICLE XIII, this Lease and the term hereof shall cease and come to an end as of the date of the notice of such termination.

Section 13.5. The terms "substantially damaged" and "substantial damage", as used in this ARTICLE XIII, shall have reference to damage of such a character that shall damage thirty (30%) percent of the demised premises.

ARTICLE XIV
Eminent Domain

Section 14.1. If the demised premises, or such portion thereof as to render the balance (when reconstructed) unsuitable for the purposes of Tenant, shall be taken by condemnation or right of eminent domain, either party, upon written notice to the other, shall be entitled to terminate this Lease, provided that such notice is given not later than thirty (30) days after Tenant has been deprived of possession. Should any part of the demised premises be so taken or condemned, and should this Lease not be terminated in accordance with the foregoing provision, Landlord covenants and agrees promptly after such taking or condemnation and the determination of Landlord's award therein, to expend so much as may be necessary of the net amount which may be awarded to Landlord in such condemnation proceedings in restoring the demised premises to an architectural unit as nearly like their condition prior to such

taking as shall be practicable. Should the net amount so awarded to Landlord be insufficient to cover the cost of restoring the demised premises, as estimated by Landlord's architect, Landlord may, but shall not be obligated to, supply the amount of such insufficiency and restore said premises as above provided, with all reasonable diligence, or terminate this Lease. Where Tenant has not already exercised any right of termination accorded to it under the foregoing portion of this paragraph, Landlord shall notify Tenant of Landlord's election not later than ninety (90) days after the final determination of the amount of the award.

Section 14.2. Out of any award for any taking of the demised premises, in condemnation proceedings or by right of eminent domain, Landlord shall be entitled to receive and retain the amounts awarded for such demised premises, including, without limitation, any and all amounts awarded for the taking of Tenant's leasehold interest, and for Landlord's business loss. Tenant shall be entitled to receive and retain only those amounts which may be specifically awarded to it in any such condemnation proceedings because of the taking of Tenant's trade fixtures, furniture or its leasehold improvements to the extent Tenant was not reimbursed for the same by Landlord.

Section 14.3. In the event of any such taking of the demised premises, the basic rent, or a fair and just proportion thereof, according to the nature and extent of the damage sustained, shall be suspended or abated.

ARTICLE XV
Landlord's Remedies

Section 15.1. Any one of the following shall be deemed to be an "Event of Default":

A. Failure on the part of Tenant to make payment of rent or any other monetary amount due under this Lease within five (5) business days after written notice of such monetary default.

B. With respect to a non-monetary default under this Lease (other than as set forth in paragraph C of this Section or as otherwise provided specifically herein), failure of Tenant to cure the same within thirty (30) days after notice thereof or, if same

cannot reasonably be cured within such thirty (30) day period, Tenant has not commenced to cure same within such thirty (30) day period, Tenant shall be obligated to commence and to complete as soon as possible the curing of such default; and if Tenant fails so to do, the same shall be deemed to be an Event of Default.

However, if: (i) Landlord shall have sent to Tenant a notice of such default, even though the same shall have been cured and this Lease not terminated; and (ii) during the same calendar year in which said notice of default has been sent by Landlord t Tenant, Tenant thereafter shall default in any non-monetary matter of the same type condition involving an expenditure of more than $1,000.00, the latter default shall be deemed to be an Event of Default upon Landlord giving Tenant written notice thereof, and Tenant shall have no grace period within which to cure the same.

C. The occurrence of any of the following: (i) the estate hereby created being taken on execution or by other process of law; (ii) Tenant being judicially declared bankrupt or insolvent according to law; (iii) an assignment being made of the property of Tenant for the benefit of creditors; (iv) a receiver, guardian, conservator, trustee in involuntary bankruptcy or other similar officer being appointed to take charge of all or any substantial part of Tenant's property by a court of competent jurisdiction; or (v) a petition being filed for the reorganization of Tenant under any provisions of the Bankruptcy Act now or hereafter enacted and the petition is not dismissed within sixty (60) days after it is commenced.

D. Tenant filing a petition in bankruptcy or for reorganization or rearrangement under any provisions of the Bankruptcy Act now or hereafter enacted which provide a plan for a debtor to settle, satisfy, or to extend the time for the payment of debts.

E. If Tenant, after the Commencement Date, vacates or abandons the demised premises for a period in excess of thirty (30) days.

<u>Section 15.2</u>. Should any Event of Default occur then, notwithstanding any license or any former breach of covenant or waiver of the benefit hereof or consent in a former instance,

Landlord lawfully may, in addition to any remedies otherwise available to Landlord, immediately or at any time thereafter, and without demand or notice, enter into and upon the demised premises or any part thereof in the name of the whole and repossess the same as of Landlord's former estate, and expel Tenant and those claiming through or under it and remove its or their effects (forcibly if necessary) without being deemed guilty of any manner of trespass, and without prejudice to any remedies which might otherwise be used for arrears of rent or preceding breach of covenant and/or Landlord may send written notice to Tenant terminating the term of this Lease; and upon the first to occur of: (i) entry as aforesaid; or (ii) the fifth (5th) day following mailing of such notice of termination, the term of this Lease shall terminate. Notwithstanding everything herein to the contrary, Landlord agrees it shall not enter the said premises until a judgment of possession has been granted or premises have been surrendered by Tenant.

Section 15.3. Tenant covenants and agrees, notwithstanding any termination of this Lease as aforesaid or any entry or re-entry by Landlord, whether by summary proceedings, termination, or otherwise, to pay and be liable for on the days originally fixed for the payment thereof, amounts equal to the several installments of rent and other charges reserved as they would, under the terms of this Lease, become due if this Lease had not been terminated or if Landlord had not entered or re-entered, as aforesaid, together with all other amounts representing damages sustained by Landlord as a consequence of Tenant's failure to perform its obligations hereunder whether or not after any termination of this Lease as aforesaid, and whether the demised premises be relet or remain vacant, in whole or in part, or for a period less than the remainder of the term, and for the whole thereof; but in the event the demised premises be relet by Landlord, Tenant shall be entitled to a credit in the net amount of rent received by Landlord in reletting, after deduction of all expenses incurred in reletting the demised premises (including, without limitation, remodeling costs, brokerage fees, and the like), and in collecting the rent in connection therewith. It is specifically understood and agreed that Landlord shall be entitled to take into account in connection with any reletting of the demised premises all

relevant factors which would be taken into account by a sophisticated Landlord in securing a replacement tenant for the demised premises, such as, but not limited to, the type of operation proposed to be conducted by any such replacement tenant, and the financial responsibility of any such replacement tenant; and Tenant hereby waives, to the extent permitted by applicable law, any obligation Landlord may have to mitigate Tenant's damages. As an alternative, at the election of Landlord, Tenant will upon such termination pay to Landlord, as damages, such a sum as at the time of such termination represents the amount of the excess, if any, of the then value of the total rent and other benefits which would have accrued to Landlord under this lease for the remainder of the Lease term if the lease terms had been fully complied with by Tenant over and above the then cash rental value (in advance) of the premises for the balance of the term.

Section 15.4. Landlord shall in no event be in default in the performance of any of Landlord's obligations hereunder unless and until Landlord shall have failed to perform such obligations within thirty (30) days or such additional time as is reasonably required to correct any such default after notice by Tenant to Landlord properly specifying wherein Landlord has failed to perform such obligations within thirty (30) days or such additional time as is reasonably required to correct any such default after notice by Tenant to Landlord properly specifying wherein Landlord has failed to perform any such obligation.

Further, if the holder of a mortgage or deed of trust which includes the demised premises notifies Tenant that such holder has taken over Landlord's rights under this Lease, then Tenant shall not assert any right to deduct the cost of repairs or any monetary claim against Landlord from rent thereafter due and payable, but shall look solely to such party who has taken over the property for satisfaction of such claim.

ARTICLE XVI
Miscellaneous Provisions

Section 16.1. Waiver.

Failure on the part of Landlord to complain of any action or non-action on the part of Tenant, no matter how long the same may continue, shall never be deemed to be a waiver by Landlord of any of its rights hereunder. Further, it is covenanted and agreed that no waiver at any time of any of the provisions hereof by Landlord shall be construed as a waiver of any of the other provisions hereof, and that a waiver at any time of any of the provisions hereof shall not be construed as a waiver at any subsequent time of the same provisions. The consent or approval of Landlord to or of any action by Tenant requiring Landlord's consent or approval shall not be deemed to waive or render unnecessary landlord's consent or approval to or of any subsequent similar act by Tenant.

No payment by Tenant, or acceptance by Landlord, of a lesser amount than shall be due from Tenant to Landlord shall be treated otherwise than as a payment on account. The acceptance by Landlord of a check for a lesser amount with an endorsement or statement thereon, or upon any letter accompanying such check, that such lesser amount is payment in full, shall be given no effect, and Landlord may accept such check without prejudice to any other rights or remedies which Landlord may have against Tenant.

Section 16.2. Covenant of Quiet Enjoyment.

Tenant, subject to the terms and provisions of this Lease on payment of the rent and observing, keeping and performing all of the terms and provisions of this Lease on its part to be observed, kept and performed, shall lawfully, peaceably and quietly have, hold, occupy and enjoy the demised premises during the term hereof without hindrance or ejection by any persons lawfully claiming under Landlord; but it is understood and agreed that this covenant and any and all other covenants of Landlord contained in this Lease shall be binding upon Landlord and Landlord's successors only with respect to breaches occurring during Landlord's and Landlord's successors' respective ownership of Landlord's interest hereunder. In addition, Tenant specifically agrees to look solely to Landlord's interest in the demised premises for recovery of any judgment from Landlord; it being specifically agreed that neither Landlord nor anyone claiming under Landlord shall ever be personally liable for any such judgment. It is further understood and agreed that with respect to any services to be furnished or work to be performed by Landlord to

or for Tenant, Landlord shall in no event be liable for failure to furnish or perform the same when prevented from so doing by strike, lockout, breakdown, accident, order or regulation of or by any governmental authority, or failure of supply, or inability by the exercise of reasonable diligence to obtain supplies, parts, or employees necessary to furnish such services, or because of war or other emergency, or for any cause beyond Landlord's reasonable control, or for any cause due to any act or neglect of Tenant or its servants, agents, employees, licensees, or any person claiming by, through or under Tenant, or any termination for any reason of Landlord;'s occupancy of the premises from which the service or work is being supplied by Landlord, and in no event shall landlord ever be liable to Tenant for any indirect or consequential damages.

Section 16.3. Status Report.

Recognizing that both parties may find it necessary to establish to third parties, such as accountants, banks, mortgagees, or the like, the then current status of performance hereunder, either party, on the written request of the other made from time to time, will promptly furnish a written statement of the status of any matter pertaining to this Lease.

Section 16.4. Notice to Mortgagee.

After receiving written notice from any person, firm, or other entity, that holds a mortgage (which term shall include a deed of trust) which includes as part of the mortgaged premises the demised premises, Tenant shall, so long as such mortgage is outstanding, be required to give to such holder the same notice as is required to be given to Landlord under the term of this Lease, but such notice may be given by Tenant to Landlord and such holder concurrently. It is further agreed that such holder shall have the same opportunity to cure any default, and the same time within which to effect such curing, as is available to Landlord; and if necessary to cure such a default, such holder shall have access to the demised premises.

Section 16.5. Assignment of Rents.

With reference to any assignment by Landlord of Landlord's interest in this Lease, or the rents payable hereunder, conditional in nature or otherwise, which assignment is made to the holder of

or for Tenant, Landlord shall in no event be liable for failure to furnish or perform the same when prevented from so doing by strike, lockout, breakdown, accident, order or regulation of or by any governmental authority, or failure of supply, or inability by the exercise of reasonable diligence to obtain supplies, parts, or employees necessary to furnish such services, or because of war or other emergency, or for any cause beyond Landlord's reasonable control, or for any cause due to any act or neglect of Tenant or its servants, agents, employees, licensees, or any person claiming by, through or under Tenant, or any termination for any reason of Landlord;'s occupancy of the premises from which the service or work is being supplied by Landlord, and in no event shall landlord ever be liable to Tenant for any indirect or consequential damages.

Section 16.3. Status Report.

Recognizing that both parties may find it necessary to establish to third parties, such as accountants, banks, mortgagees, or the like, the then current status of performance hereunder, either party, on the written request of the other made from time to time, will promptly furnish a written statement of the status of any matter pertaining to this Lease.

Section 16.4. Notice to Mortgagee.

After receiving written notice from any person, firm, or other entity, that holds a mortgage (which term shall include a deed of trust) which includes as part of the mortgaged premises the demised premises, Tenant shall, so long as such mortgage is outstanding, be required to give to such holder the same notice as is required to be given to Landlord under the term of this Lease, but such notice may be given by Tenant to Landlord and such holder concurrently. It is further agreed that such holder shall have the same opportunity to cure any default, and the same time within which to effect such curing, as is available to Landlord; and if necessary to cure such a default, such holder shall have access to the demised premises.

Section 16.5. Assignment of Rents.

With reference to any assignment by Landlord of Landlord's interest in this Lease, or the rents payable hereunder, conditional in nature or otherwise, which assignment is made to the holder of

the first mortgage or deed of trust on the demised premises, Tenant agrees:

(a) that the execution thereof by Landlord, and the acceptance thereof by such holder, shall never be deemed an assumption by such holder of any of the obligations of Landlord hereunder, unless such holder shall, by written notice sent to Tenant, specifically otherwise elect; and

(b) that, except as aforesaid, such holder shall be treated as having assumed Landlord's obligations hereunder only upon foreclosure of such holder's mortgage or deed of trust and the taking of possession of the demised premises by such holder.

Section 16.6. Mechanic's Liens.

Tenant agrees immediately to discharge (either by payment or by filing of the necessary bond, or otherwise) any mechanic's, materialmen's, or other lien against the demised premises and/or Landlord's interest therein, which liens may arise out of any payment due for, or purported to be due for, any labor, services, materials, supplies, or equipment alleged to have been furnished to or for Tenant, whether in, upon or about the demised premises or otherwise to the extent that Tenant contracted therefor.

Section 16.7. No Brokerage.

Each of the parties hereto warrants and represents that it has dealt with no broker in connection with the consummation of this Lease, and in the event of any brokerage claims against Landlord predicated upon prior dealings with Tenant, Tenant agrees to defend the same and indemnify Landlord against any such claims.

Section 16.8. Definition of Additional Rent.

Without limiting any other provision of this Lease, it is expressly understood and agreed that Tenant's participation in real estate taxes, and all other charges or payments which Tenant is required to pay or make hereunder, together with all interest and penalties that may accrue thereon, shall be deemed to be additional (but not basic) rent, and in the event of non-payment thereof by Tenant, Landlord shall have all of the rights and remedies with respect thereto as would accrue to Landlord for non-payment of basic rent.

Section 16.9. Fees and Expenses.

Unless prohibited by applicable law and subject to the provisions of the next following sentence, Tenant agrees to pay to Landlord the amount of all reasonable legal fees and expenses incurred by Landlord arising out of or resulting from any act or omission by the other with respect to this Lease or the demised premises, including, without limitation, any breach by Tenant of its obligations hereunder.

Further, if Tenant shall request Landlord's consent or joinder in any instrument pertaining to this Lease, Tenant agrees promptly to reimburse Landlord for the reasonable legal fees incurred by Landlord in processing such request, whether or not Landlord complies therewith; and if Tenant shall fail promptly so to reimburse Landlord, the same shall be deemed to be a default in Tenant's monetary obligations under this Lease.

Whenever Tenant shall request approval by Landlord, or the architect designated by Landlord, of plans, drawings, specifications or otherwise with respect to initial alteration of the demised premises, subsequent remodeling thereof, installation of signs, including subsequent changes thereof or the like, Tenant specifically agrees promptly to reimburse Landlord for all changes involved in the review (and re-review, if necessary) and approval or disapproval thereof, including, without limitation, architectural fees, whether or not approval shall ultimately be given. Landlord agrees to install carpet in the demised premises by August 20, 2004.

Section 16.10. Waiver of Trial By Jury, etc.

It is mutually agreed by and between the Landlord and Tenant that the respective parties hereto shall and they hereby do waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other (except for personal injury or property damage) on any matters whatsoever arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant, Tenant's use or occupancy of said premises and any emergency statutory or other statutory remedy. It is further mutually agreed that in the event Landlord commences any summary proceedings for possession of the premises or in connection with a monetary default on the part of Tenant, Tenant will not interpose any defenses, setoff, or counterclaim of whatever

nature or description in any such proceeding except the defense of payment. Notwithstanding the foregoing, subject to the terms of this Lease, Landlord acknowledges that Tenant may assert any setoff or claim in a separate action instituted by Tenant.

Section 16.11. Invalidity of Particular Provisions.

If any term of provision of this Lease, or the application thereof to any person or circumstance shall, to any extent be invalid or unenforceable, the remainder of this Lease, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Lease shall be valid and be enforced to the fullest extent permitted by Law.

Section 16.12. Provisions Binding, Etc.

Except as herein otherwise expressly provided, the terms hereof shall be binding upon and shall inure to the benefit of the successors and assigns, respectively, of Landlord and Tenant. Each term and each provision of this Lease to be performed by Tenant shall be construed to be both a covenant and a condition. The reference contained to successors and assigns of Tenant is not intended to constitute a consent to assignment by Tenant,, but has reference only to those instances in which Landlord may later give written consent to a particular assignment as required by the provisions of ARTICLE X hereof.

Section 16.13. Governing Law.

This Lease shall be governed exclusively by the provisions and by the laws of the State of New York, as the same may from time to time exist.

Section 16.14. Recording.

Tenant agrees not to record the within Lease, but each party hereto agrees, on request of the other, to execute a Notice of Lease in recordable form and complying with applicable New York laws, and reasonably satisfactory to Landlord's attorneys. In no event shall such document set forth the rental or other charges payable by Tenant under this Lease, and any such document shall expressly state that it is executed pursuant to the provisions contained in this Lease, and is not intended to vary the terms and conditions of this Lease.

Section 16.15. Notices.

Whenever by the terms of this Lease, notice, demand, or other communication shall or may be given to Landlord or to Tenant, the same shall be in writing and shall be sent by registered or certified mail, postage prepaid:

> If intended for Landlord, addressed to Landlord in care of Arthur W. Dhom, 6 Long Island Avenue, Holtsville, New York 11742, and a copy to Landlord c/o Berkman Henoch Peterson & Peddy, P.C., 100 Garden City Plaza, Garden City, New York 11530, Attention: Jack M. Steingart, Esq. (or to such other address or addresses as may from time to time hereafter be designated by Landlord by like notice); If intended for Tenant, addressed to it at the address set forth on the first page of this Lease (or to such other address or addresses as may from time to time hereafter be designated by Tenant by like notice.

All such notices shall be effective when deposited in the United States mail within the Continental United States, provided that the same are received in the ordinary course at the address to which the same were sent.

Section 16.16. When Lease Becomes Binding.

Employees or agents of Landlord have no authority to make or agree to make a lease or any other agreement or undertaking in connection herewith. The submission of this document for examination and negotiation does not constitute an offer to lease, or a reservation of, or option for, the premises, and this document shall become effective and binding only upon the execution and delivery hereof by both Landlord and Tenant. All negotiations, considerations, representation, and understandings between Landlord and Tenant are incorporated herein and may be modified or altered only by agreement in writing between Landlord and Tenant, and no act or omission of any employee or agent of Landlord shall alter, change or modify any of the provisions hereof.

Section 16.17. Paragraph Headings.

The paragraph headings throughout this instrument are for convenience and reference only, and the words contained therein shall in no way be held to explain, modify, amplify, or aid in the interpretation, construction, or meaning of the provisions of this Lease.

Section 16.18. Lease Superior or Subordinate to Mortgage.

It is agreed that the rights and interest of Tenant under this Lease is subject and subordinate to any mortgage now placed upon the demised premises and shall be subject and subordinate to any mortgages or deed of trust that may hereafter be placed upon the demised premises, and to any and all advances to be made thereunder, and to the interest thereon, and all renewals, modifications, replacements and extensions thereof, if the mortgagee or trustee named in said mortgages or deeds of trust shall elect by written notice delivered to Tenant to subject and subordinate the rights and interest of Tenant under this Lease to the lien of its mortgage or deed of trust; it is further agreed that any mortgagee or trustee may elect to give the rights and interests of Tenant under this Lease priority over the lien of its mortgage or deed of trust. In the event of either such election, and upon notification by such mortgagee or trustee to Tenant to that effect, the rights and interests of Tenant under this Lease shall be deemed to be subordinate to, or to have priority over, as the case may be, the lien of said mortgage or deed of trust, whether this Lease is dated prior to or subsequent to the date of said mortgage or deed of trust. Tenant shall execute and deliver whatever instruments may be required for such purposes, and in the event Tenant fails so to do within ten (10) days after demand in writing, Tenant does hereby make, constitute and irrevocably appoint Landlord as its attorney in fact and in its name, place and stead so to do.

Section 16.19. Holding-Over.

Any holding-over by Tenant after the expiration of the term of this Lease shall be treated as a tenancy at sufferance at three times the rent and other charges specified herein (and if varying rates are specified herein, at twice the highest such rate), pro-rated on a daily basis, and shall otherwise be on the terms and conditions set forth in this Lease, so far as applicable.

Section 16.20. Interest.

All payments becoming due under this Lease and not paid when due shall bear interest from the applicable due date until paid at the legal rate of interest for judgments.

Section 16.21. Liability of Landlord.

If Landlord or any successor in interest (which as used herein includes corporations, individuals, general or limited partnerships, associations or joint ventures) is in breach or default with respect to its obligations or otherwise under this Lease, Tenant shall look for the satisfaction of Tenants' damages, rights and remedies solely to the equity of Landlord or its successor in interest in the Building and Landlord and its successors in interest shall be under no personal liability other than said equity therein. It is expressly understood and agreed that Landlord's liability under the terms, covenants, conditions, warranties and obligations of this Lease shall in no event exceed the loss of its equity interest in the Building.

WITNESS the execution hereof under seal in any number of counterpart copies, each of which shall be deemed an original for all purposes as of the date and year first above written.

Lamar Street Realty, Corp.

By: ______________________

Xiom Corp.

By: ______________________